April 9, 2013

Alberta Securities Commission
Suite 600, 250–5th St. SW
Calgary, Alberta, T2P 0R4

ABBM Group, Ltd LLP
Certified Public Accountants
9575 Katy Freeway, Suite 370
Houston, Texas 77024

Subject:  Notice of Change of Auditor – Viosolar, Inc. (the “Corporation”)

Dear Sirs/Mesdames:

I have reviewed the Notice of Change of Auditor dated April 9, 2013 (the “Notice”) from the Corporation, delivered to me pursuant to Part 4 of National Instrument 51-102 - Continuous Disclosure Obligations.  Based on my knowledge as at the date hereof, I hereby confirm my agreement with each of the statements contained in the Notice.

Yours truly,

BF Borgers CPA, PC

Per:/s/ BF Borgers CPA, PC
Authorized Signatory